Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on:

Form S-3 Nos.	Form S-8 Nos.
333-261845	333-264826
333-276600	033-57867
333-50035
333-69823
333-116488
333-118152
333-118153
333-118154
333-147923
333-147924
333-158895
333-158896
333-181692
333-197042
333-206895
333-207147
333-218234
333-235414

of Truist Financial Corporation of our report dated February 27, 2024, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 2 and the change in composition of reportable segments discussed in Note 22, as to which the date is May 10, 2024, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
May 10, 2024